Exhibit 99.1

The AZEK® Company Announces Peter Clifford to Take on Dual Role as Chief Operations Officer and Chief Financial Officer; Promotes Randy Herth to Chief Accounting Officer and Treasurer

CHICAGO—September 28, 2023 (BUSINESS WIRE)-- The AZEK Company Inc. (NYSE: AZEK) ("AZEK" or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim, and StruXure™ pergolas, announced that Peter Clifford has been appointed Chief Operations Officer. Mr. Clifford will also continue to serve as the Company’s Senior Vice President & Chief Financial Officer. In this new role, Mr. Clifford will assume operations oversight, while continuing to lead all finance, accounting, investor relations, information technology and corporate development functions. He will continue to report to AZEK CEO, Jesse Singh.

Mr. Clifford joined the Company in August 2021 as Senior Vice President and Chief Financial Officer, after having served as President and Chief Operating Officer, as well as Chief Financial Officer, of Cantel Medical Corp., which was publicly traded until its acquisition by STERIS plc in June 2021. Before joining Cantel Medical Corp., Mr. Clifford served as Chief Financial Officer – Health & Science Technologies & Fluid Metering Technology Divisions of IDEX Corporation. Mr. Clifford also worked in various financial leadership roles at General Electric Company before joining IDEX Corporation.

“Pete is a capable, experienced and versatile executive whose contributions have been critical to AZEK’s strong performance and growth over the last few years,” said Jesse Singh, AZEK’s CEO. “Pete’s deep understanding of our business combined with his proven ability to unlock opportunities for more efficient and cost-effective operations make him an ideal choice for this new role. I am excited to continue to work alongside Pete as we scale the business and further advance AZEK’s position as the industry leader in outdoor living and home exteriors.”

The AZEK Company also announced it has promoted Randy Herth to Vice President, Chief Accounting Officer and Treasurer. In his new role, Mr. Herth will oversee treasury, tax, accounting and financial reporting. Mr. Herth will continue to report to Mr. Clifford.

Mr. Herth, a certified public accountant, joined the Company in April 2022 as Vice President and Corporate Controller. Prior to joining the Company, Mr. Herth served as Director, Finance – Amsted Automotive Group from March 2021 to April 2022, and as Corporate Controller – Burgess Norton Mfg. Co. from March 2017 to March 2021, for Amsted Automotive Group, a business unit of Amsted Industries Inc., a manufacturing company. Prior to that, Mr. Herth served in various finance and accounting positions at R.R. Donnelly & Sons Company and Euramax International, Inc.

“Randy has been a valued part of our accounting leadership team since joining AZEK in 2022,” said Peter Clifford, AZEK’s Chief Financial Officer. “His extensive accounting and finance experience across various industrial and manufacturing organizations will be invaluable in this new role.”

Each of Mr. Clifford and Mr. Herth’s promotions are effective as of October 1, 2023.

About The AZEK® Company

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK Trim® and StruXure™ pergolas. Consistently recognized as a market leader in innovation, quality and aesthetics, products across AZEK’s portfolio are made from up to approximately 90% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping millions of pounds of waste out of landfills each year, and revolutionizing the industry to create a more sustainable future. The AZEK Company has recently been named one of America’s Climate Leaders by USA Today, a Top Workplace by the Chicago Tribune and a winner of the 2023 Real Leaders® Impact Awards. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan and Minnesota. For additional information, please visit azekco.com.

Media Contact:

Amanda Cimaglia

312-809-1093

media@azekco.com

Investor Relations Contact:

Eric Robinson

312-809-1093

ir@azekco.com

Source: The AZEK Company Inc.